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                                                                    EXHIBIT 23.5


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) of IntraNet Solutions, Inc. pertaining to the registration of 490,805 shares of its common stock, and to the incorporation by reference therein of our report dated June 30, 1997, except for Note 9, as to which the date is April 28, 1999 and for Note 1, as to which the date is February 10, 2000, with respect to the consolidated financial statements of IntraNet Solutions, Inc. for the year ended March 31, 1997 included in the Registration Statement (Form S-3 No. 333-30466) and related Prospectus of IntraNet Solutions, Inc. filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP


Minneapolis, Minnesota
April 17, 2000